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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*



     Environmental Tectonics Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)


     Environmental Tectonics Corporation Common Stock par value $0.10
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  294092101
                             ---------------------
                                (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 pages
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-----------------------                                  ---------------------
  CUSIP NO.  294092101              13G                    PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Emerald Advisers, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Pennsylvania
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          215,510
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          303,030
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      303,030
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      9.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IA
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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                                                                     Page 3 of 4

Schedule 13G
Emerald Advisers, Inc.

ITEM 1.

         (a)      The name of the issuer is Environmental Tectonics Corporation.

         (b) The address of issuer's principal executive offices is County Line Industrial Park, 125 James Way, Southhampton, Pennsylvania 18966.

ITEM 2.

         (a)      The name of the person filing is Emerald Advisers, Inc.

         (b) The address of the principal office of the person filing is 1857 William Penn Way, Lancaster, Pennsylvania 17601.

         (c)      The state of organization is Pennsylvania.

         (d)      The title of class of security is common stock par value
                  $0.10.

         (e)      The CUSIP number is 294092101.

ITEM 3.

         (e)      The person filing is an Investment Adviser registered under
                  Section 203 of the Investment Advisers Act of 1940.

ITEM 4.

         (a) The amount beneficially owned is 303,030 shares of common stock.

         (b)      The percent of class is 9.9%.

         (c)(i) The number of shares as to which Emerald Advisers, Inc. has sole voting power is 215,510.

         (c)(ii) The number of shares as to which Emerald Advisers, Inc. has shared voting power is 0.

         (c)(iii) The number of shares as to which Emerald Advisers, Inc. has sole dispositive power is 303,030.

         (c)(iv) The number of shares as to which Emerald Advisers, Inc. holds shared dispositive power is 0.
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                                                                     PAGE 4 OF 4

SCHEDULE 13G
EMERALD ADVISERS, INC.

ITEM 5.

         Not applicable.

ITEM 6.

         Other persons have the right to receive and/or the power to direct the receipt of dividends from, and the proceeds from the sale of, such securities.

ITEM 7.

         Not applicable.

ITEM 8.

         Not applicable.

ITEM 9.

         Not applicable.

ITEM 10.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                1/21/99
                                        ------------------------
                                                 Date


                                             /s/ Scott Rehr
                                        ------------------------
                                               Signature


                                        Scott L. Rehr, Senior Vice President